EXHIBIT 21.1

SUBSIDIARIES OF TUMBLEWEED COMMUNICATIONS CORP.

AS OF JUNE 4, 2003

Subsidiary	Date of Incorporation	Country of Incorporation
Tumbleweed Communications, Ltd.	02/23/99	U.K.
Tumbleweed Communications GmbH	05/21/99	Germany
Tumbleweed Communications S.A.	05/25/99	France
Tumbleweed Communications Aktiebolag (AB)	03/14/00	Sweden
Tumbleweed Communications BV	03/23/00	Netherlands
Tumbleweed Communications Ltd.—Hong Kong	05/22/00	Hong Kong
Tumbleweed Communications GmbH—Switzerland	08/08/00	Switzerland
Interface Systems, Inc.	01/15/98	U.S.A.